Exhibit 99.1

News Release

AXCELIS STRENGTHENS ITS BOARD WITH

THE ELECTION OF TWO DIRECTORS

BEVERLY, Mass., Feb. 23, 2022 -- Axcelis Technologies, Inc. (Nasdaq: ACLS), a leading supplier of enabling ion implantation solutions for the semiconductor industry, announced today that Dipti Vachani and Jeanne Quirk have been elected to the Company’s Board of Directors.

“We are pleased to welcome Dipti and Jeanne to the Axcelis board," said Mary G. Puma, president and CEO of Axcelis Technologies. “We believe their combined experience in technology, strategy and business development will be a tremendous asset to Axcelis. We look forward to their contributions as we lead Axcelis to the next level of profitable growth."

Ms. Vachani has over 25 years of management experience in the semiconductor industry. She currently holds the role of Senior Vice President, General Manager, Automotive and Embedded Line of Business at Arm Limited, where she is responsible for the proliferation of Arm-based solutions in autonomous driving and IoT. From 2015 to 2018, she served as Vice President of IoT Products at Intel. From 2013 to 2015, she served as Vice President and General Manager of Power Lighting and Display at Skyworks Solutions. Prior to this, she spent 17 years at Texas Instruments where she held positions of increasing responsibility. Ms. Vachani holds a B.S. degree in Computer Engineering from Texas A&M University, and an M.B.A. from the University of Texas at Austin. She currently is a member of the boards of the Global Semiconductor Alliance and Women’s Leadership Council.

Ms. Quirk has over 30 years of management experience in high technology as well as the financial sector. Currently she serves as Senior Vice President, Mergers and Acquisitions, at TE Connectivity where she is responsible for driving the development and execution of inorganic growth strategies. During her 1 years at TE Connectivity, she has held numerous positions of increasing responsibility including Vice President, Strategy & Business Development Industrial Solutions and Vice President, Mergers and Acquisitions. Prior to this, she served as Director Transaction Services at PricewaterhouseCoopers. She holds a B.S. degree in Accounting from Penn State University.

News Release

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

CONTACTS:

Maureen Hart (editorial/media) 978.787.4266

Doug Lawson (investor relations) 978.787.9552

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